SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Notice of

2003 Annual Meeting

of Shareholders

and Proxy Statement

Dear Shareholder:

You are cordially invited to attend your company’s annual meeting of shareholders at 9:00 a.m., Tuesday, April 15, 2003, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the building from Interstate Highway No. 5 is on the back cover.

A notice of the annual meeting and the proxy statement follow. You will also find enclosed a proxy card and an envelope in which to return it. If you cannot attend or if you plan to be present but want the proxy holders, Steven R. Rogel, Chairman of the Board, President and Chief Executive Officer, William D. Ruckelshaus, Director, and Martha R. Ingram, Director, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

Sincerely,

Steven R. Rogel

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Tuesday, April 15, 2003, at 9 a.m. for the following purposes:

1.	To elect four directors for terms expiring in 2006. This is item 1 on the proxy card.

2.	To consider and act upon a shareholder proposal relating to the chairman of the board position, if properly presented. This is item 2 on the proxy card.

3.	To consider and act upon a shareholder proposal relating to accounting for stock options, if properly presented. This is item 3 on the proxy card.

4.	To consider and act upon a shareholder proposal relating to a shareholder rights plan, if properly presented. This is item 4 on the proxy card.

5.	To consider and act upon a shareholder proposal relating to a classified board, if properly presented. This is item 5 on the proxy card.

6.	To consider and act upon a shareholder proposal relating to environmental reporting, if properly presented. This is item 6 on the proxy card.

7.	To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting, although only those who held common shares of the Company or exchangeable shares issued by Weyerhaeuser Company Limited and are shareholders of record at the close of business on February 21, 2003 will be entitled to vote at the meeting. Those who are hearing impaired or require other assistance should write the Corporate Secretary regarding your requirements to participate in the meeting.

CLAIRE S. GRACE

Corporate Secretary

Federal Way, Washington

March 6, 2003

PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

(First Mailed on or about March 6, 2003)

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Tuesday, April 15, 2003 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares and a special share of voting stock issued in connection with the Company’s 1999 acquisition of MacMillan Bloedel Limited.

A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. Under that trust agreement, each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company’s shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person and votes the shares at the meeting as proxy for the trustee.

The holders of the Company’s common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

Only shareholders of record at the close of business on February 21, 2003, will be eligible to vote at the annual meeting. On that date, 218,999,963 common shares and 2,302,513 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law and the Company’s Articles of Incorporation, if a quorum is present at the meeting: (i) the four nominees for election as directors who receive the greatest number of votes will be elected directors and (ii) the shareholder proposals set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it.

In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In the vote on the proposal by the Board of Directors and the shareholder proposal, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposals because abstentions and broker non-votes do not represent votes cast by shareholders.

The Company’s annual report to shareholders for 2002 is being mailed with this proxy statement to shareholders entitled to vote at the 2003 annual meeting.

Election of Directors

The Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 12. The four persons identified below are nominated to be elected at the 2003 annual meeting for three-year terms expiring at the 2006 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders except Ms. Piasecki who was appointed by the Board of Directors to fill a vacancy on the Board following the retirement of John Driscoll.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominees for Election—Terms Expire in 2006

Richard F. Haskayne, 68, a director of the Company since 2000, is chairman of TransCanada PipeLines Limited (gas transmission and power generation) and chairman of Fording Inc. (coal and industrial minerals). He was chairman of NOVA Corporation from 1991 to 1998 until the company merged with TransCanada Pipelines. He was chairman of the board of MacMillan Bloedel Limited from 1996 to 1999 and is also a director of Encana Corporation. He was chairman, president and chief executive officer of Interhome Energy Inc., the parent company of Interprovincial Pipe Line and Home Oil from 1986 to 1991. In 1997, he was appointed an officer of the Order of Canada. In addition, he is director emeritus of the Canadian Imperial Bank of Commerce and board of governors chair emeritus of the board of the University of Calgary (after serving as chair from 1990 to 1996).

Robert J. Herbold, 60, a director of the Company since 1999, retired recently as executive vice president and chief operating officer of Microsoft. He is currently working part time for Microsoft as executive vice president assisting in the government, industry and customer areas. Additionally, he is the managing partner of Herbold Group, LLC, focused on consulting with chief executive officers on profitability issues. Prior to joining Microsoft in 1994, he was senior vice president, advertising and information services, at The Procter & Gamble Company. He is a director of Agilent Technologies and Cintas Corp. In addition, he is a member of the Washington Roundtable, the James Madison Council of the Library of Congress, the Executive Council of TechNet and the board of trustees of Case Western Reserve University.

Rt. Hon. Donald F. Mazankowski, 67, a director of the Company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He is also a director of the Power Group of Companies; Shaw Communications, Inc.; IMC Global Inc.; Great West Life Assurance, Investors Group; Canadian Oilsands Trust and Atco Ltd. He is a past member of the board of governors of the University of Alberta and is chairman of the Institute of Health Economics and of the Canadian Genetic Diseases Network.

Nicole W. Piasecki, 40, a director of the Company since June, 2002, has been vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company since January 2002. She was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until 2002; the Boeing Commercial Airplanes sales director for the Americas from 1997 to 2000; and served in various management positions in sales, marketing, and business strategy for the Commercial Aircraft Group from 1991 when she joined The Boeing Company as a customer engineer on the 777 airplane program until 1997. She is also a director of Coal Valley Company; YWCA; World Trade Center Seattle and is a fellow of the British American Project.

Continuing Directors—Terms to Expire in 2004

Steven R. Rogel, 60, a director of the Company since 1997, has been chairman of the board since 1999. He has been the Company’s president and chief executive officer since 1997. Prior to joining the Company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is a director of the Kroger Company and Union Pacific Corporation, and serves on the National Executive Board Boy Scouts of America. He is also Chairman of the American Forest & Paper Association, and the National Council for Air and Stream Improvement, Inc.

William D. Ruckelshaus, 70, a director of the Company since 1989, is a strategic director in the Madrona Venture Group (an investment company), formed in 1999. He was chairman of Browning-Ferris Industries from 1995 to 1999 and its chairman and chief executive officer from 1988 to 1995. He was administrator, Environmental Protection Agency, from 1983 to 1985 and a senior vice president of the company from 1976 to 1983. He is also a director of Cummins Engine Company, Inc.; Pharmacia Corp.; Nordstrom, Inc.; and Solutia, Inc.

Richard H. Sinkfield, 60, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He is also a director of Central Parking Corporation, the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

James N. Sullivan, 65, a director of the Company since 1998, is the retired vice chairman of the board of Chevron Texaco Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron Texaco in 1961, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000. He is a director of the United Way of the Bay Area and Pipevine, Inc.

Continuing Directors—Terms to Expire in 2005

Martha R. Ingram, 67, a director of the Company since 1995, has been chairman of Ingram Industries, Inc. (book distribution, inland barging and insurance), since 1995 and a member of its board since 1981. She was its director of public affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc.; and AmSouth Bancorporation. In addition, she serves on the board of Vassar College, and is chairman of the Board of Trust of Vanderbilt University. She also serves as chairman of the board of the Nashville Symphony Association, is on the Board of the Nashville Opera, the Nashville Ballet and the Tennessee Repertory Theatre and is former chairman of the board of the Tennessee Performing Arts Center. Mrs. Ingram was also chairman of the 1996 Tennessee Bicentennial Commission.

John I. Kieckhefer, 58, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

Arnold G. Langbo, 65, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson and Whirlpool Corporation and serves on the board of the International Youth Foundation.

Ambassador Clayton Yeutter, 72, a director of the Company since 1999, is Of Counsel to the law firm of Hogan & Hartson. From 1985 to 1988, he served as U.S. Trade Representative. He has also served as Secretary of Agriculture and Republican National Chairman. He is also a director of Danielson Holding Corporation; and Chairman of the Board of Oppenheimer Funds.

Committees of the Board of Directors

The Company’s Board of Directors has a number of committees that perform certain functions for the Board. Current committees of the Board of Directors include the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, and International Committee.

The Executive Committee has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law. Mrs. Ingram and Messrs. Rogel and Ruckelshaus are members of the Executive Committee of which Mr. Ruckelshaus is chairman. The Executive Committee did not meet in 2002, but acted by consent in lieu of meeting on two occasions during the year.

The Audit Committee, through regular or special meetings with management, the director of internal audit and the Company’s Independent Auditor, provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as the Board or the Committee chairperson deems appropriate. Mrs. Ingram and Messrs. Herbold, Mazankowski and Ruckelshaus are members of the Audit Committee of which Mr. Ruckelshaus is chairman. The Audit Committee met on eight occasions in 2002.

The Compensation Committee has responsibility for reviewing and approving the strategy and design of the Company’s compensation systems, making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans, reviewing the compensation of the Company’s directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other positions; and administering the Company’s stock option and incentive compensation plans. Ms. Piasecki and Messrs. Kieckhefer, Langbo and Sullivan are members of the Compensation Committee of which Mr. Sullivan is chairman. The Compensation Committee met on six occasions in 2002.

The Corporate Governance Committee takes a leadership role in shaping the governance of the corporation and provides oversight and direction regarding the functioning and operation of the Board, including reviewing and recommending to the Board candidates for election as Directors. The Committee manages the processes used by the Board to evaluate the Chief Executive Officer and provides oversight on senior management succession planning, ethics and business conduct of the Company, human resources practices, and environmental and safety issues at the Company. The Committee will consider nominees for the Board of Director’s recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Corporate Secretary of the Company specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Corporate Governance Committee. Messrs. Haskayne, Ruckelshaus, Sinkfield, Sullivan and Yeutter are members of the Corporate Governance Committee of which Mr. Sinkfield is chairman. The Corporate Governance Committee met on three occasion in 2002.

The International Committee of the Board advises the Company on relevant, critical policy issues, as well as investment and other commercial opportunities, outside the United States and provides oversight and direction on the economic, political and social trends in countries where the Company has international operations. Messrs. Haskayne, Kieckhefer, Langbo, Mazankowski and Yeutter are members of the International Committee of which Mr. Mazankowski is chairman. The International Committee met on two occasions in 2002.

The Board of Directors of the Company met on seven occasions in 2002. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2002.

Directors’ Compensation

As of 2003, each non-employee director receives for service as a director an annual fee of $95,000. Members of the Audit Committee receive an additional annual fee of $5,000. The chairmen of the Audit Committee, Corporate Governance Committee and Compensation Committee receive an additional annual fee of $10,000. The chairmen of the Executive Committee and the International Committee receive an additional annual fee of $5,000. Directors are also reimbursed for travel expenses in connection with meetings.

The Board of Directors has designated that $40,000 of the $95,000 annual fee paid to non-employee directors automatically will be placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company’s common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director’s termination of service as a director. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents that are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that non-employee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

Beneficial Ownership of Common Shares

Directors and Executive Officers

The following table shows as of January 15, 2003 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 29, 2002.

Name of Individual or Identity of Group	Voting and or Dispositive Powers (number of common and exchangeable shares) (1)(2)(3)	Percent of Class (common and exchangeable shares)	Common Share Equivalents(4)

Marvin D. Cooper	112,215	*	—
William R. Corbin	187,046	*	14,877
Richard F. Haskayne	3,000	*	4,410
Robert J. Herbold	200	*	3,659
Martha R. Ingram	261,909	*	2,911
John I. Kieckhefer	4,461,798	2.0	14,941
Arnold G. Langbo	200	*	3,181
Donald F. Mazankowski	800	*	7,191
Michael R. Onustock	101,490	*	—
Nicole W. Piasecki	629,722	*	670
Steven R. Rogel	636,850	*	69,257
William D. Ruckelshaus	1,600	*	9,574
Richard H. Sinkfield	500	*	5,453
William C. Stivers	119,334	*	—
James N. Sullivan	1,000	*	6,439
Clayton K. Yeutter	500	*	4,814
Directors and executive officers as a group (23 individuals)	7,417,436	3.4	168,338

*	Denotes amount is less than 1%

(1)

Includes the number of shares that could be acquired within 60 days after January 15, 2003 pursuant to outstanding stock options, as follows: Mr. Cooper, 112,006 common shares; Mr. Corbin, 185,440 common shares; Mr. Onustock, 101,490 common shares; Mr. Rogel, 635,000 common shares, Mr. Stivers, 118,650 common shares, and of the executive officers as a group 1,659,698 common shares.

(2)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mrs. Ingram, 1,028 shares; Mr. Kieckhefer, 3,746,824 shares; Ms. Piasecki, 603,544 shares and of the executive officers as a group 285,679 shares.

(3)	Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows: Mrs. Ingram, 1,028 shares; Mr. Kieckhefer, 3,970,969 shares; Ms. Piasecki, 609,940 shares and of the executive officers as a group 324,081 shares.

(4)	Common share equivalents held as of December 29, 2002 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

Owners Of More Than 5%

The following table sets forth the number of common shares held by the only person known to the Company to beneficially own more than five percent of common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)

Capital Research and Management Company	24,227,900	11.1
333 South Hope Street
Los Angeles, CA 90071

(1)	Based on a Schedule 13G dated February 10, 2003, in which Capital Research and Management Company reported that, as of December 31, 2002, it had voting power over none of such shares and sole dispositive power over all 24,227,900 of such shares. Capital Research and Management Company disclaims beneficial ownership of all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2002 except as follows:

John I. Kieckhefer mailed a report on Form 4 reflecting one change in beneficial ownership, by certified mail, return receipt, by the date required. The report was not received until two days after the date required.

Steven J. Hillyard failed to timely file one report on Form 4 reflecting a change in beneficial ownership relating to one transaction in his spouse’s Individual Retirement Account.

Compensation Committee Report On Executive Management Compensation

The Compensation Committee of the Board of Directors is composed entirely of directors who are independent as defined by the rules of the New York Stock Exchange. The Committee is responsible for establishing and overseeing the Company’s executive compensation programs.

Compensation Philosophy

The Committee bases compensation for executive officers on the same guiding principles used for all Weyerhaeuser employees:

•	Pay that allows the Company to (1) attract and retain people with the skills critical to long-term success of the Company, and (2) maintain compensation expenses at a competitive level.

•	Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

Executive Officer Compensation Practices

Compensation for executive officers includes three components: Base salary, annual incentive and long-term incentive. Base salaries, for the executives as a group, are set at competitive levels. The cash-based annual incentive and the long-term incentive (stock options) are based on Company performance.

The Committee primarily uses an industry group for compensation comparison purposes. The comparison group consists of companies with similar characteristics that compete with Weyerhaeuser for executive talent. All companies formerly in the S&P Paper and Forest Products Group used for the performance graph on page 13 are in this comparison group. (Standard and Poor’s has discontinued the group effective December 31, 2001. The Committee uses the companies that were in the group at the time it was discontinued, with the exception of Willamette Industries.) In addition, the Committee reviews general industry compensation data from other surveys to ensure that the Company’s compensation levels are sufficient to attract and retain executives.

Annual Cash Compensation

Base Salary.    The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using all the competitive data discussed above.

The Committee reviews and approves all salary ranges and salary changes for executive officers. In determining individual salary changes, the Committee uses its discretion after considering these factors: (1) individual performance of the executive (using a variety of measures), (2) position of the executive in the assigned pay range, (3) experience, and (4) the salary budget for the Company. Salaries of the executive officers on average are at the median of the competitive data.

Annual Incentive.    The Company uses an annual incentive plan to focus management on leading the industry in financial performance and returns to shareholders. Each executive position is assigned a target bonus amount based on the competitive data. The targets vary by position, and range from 45 to 85 percent of base pay.

The measures of performance used for annual incentives are total return to shareholders (compared to selected industry competitors and the Standard & Poor’s 500) and return on net assets compared to selected competitors.

At the end of each year, the Committee determines a preliminary bonus pool for the executive group based on Company results against the performance measures. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer’s bonus. For 2002, the Committee established a funding pool of 50 percent of target based on results compared to the performance measures.

Executives may defer all or a portion of their 2002 bonus into Weyerhaeuser share equivalents, with a 15 percent premium applied if they delay payment for at least 5 years. The deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

Long-Term Incentive

Stock Options.    The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases.

The Committee establishes a target level of stock options for each executive position. The target level is based on competitive data indicating the estimated median value of long-term compensation. In determining annual stock option grants, the Committee uses its discretion to make an award above or below target based on evaluation of the individual’s performance, the individual’s potential to improve shareholder value and the number of shares granted to the individual in the previous three years.

Stock Ownership Requirements

During 1996, the Company and the Committee established guidelines for executive stock ownership. The guidelines require executive officers to acquire, over a five-year period, a multiple of their base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary level, and range from one to three times base salary. Ownership is based on common shares held, stock equivalents (through the bonus deferral program described under “Annual Incentive” above) and shares held via the company’s qualified benefit plans.

Deductibility of Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility but may choose to provide compensation that is not deductible in order to attract, retain and reward high-performing executives.

CEO Compensation

The chief executive officer’s compensation is determined based on the principles described above. Mr. Rogel’s annual base salary is $1,100,000. This level is 96 percent of the median salary for CEOs of companies in the industry comparison group.

The target annual bonus award for the chief executive officer position is 85 percent of base salary. The Board determines Mr. Rogel’s annual bonus award based on three factors. The factors are the Company’s annual return on net assets compared to industry competitors, total shareholder return compared to industry competitors and the S&P 500, and the Board’s evaluation of his performance in relation to annual goals agreed to in advance with the Compensation Committee. Mr. Rogel received an annual cash award for 2002 of $500,000, which represents 53 percent of his target award under the annual incentive plan.

For the long-term component of compensation, an award of 175,000 stock options was granted to Mr. Rogel in 2002. Based on competitive market data, this grant is within the competitive range of long-term incentive grants for CEOs in the forest products industry.

James N. Sullivan	Nicole W. Piasecki
Chairman

John I. Kieckhefer	Arnold G. Langbo

Audit Committee Report

The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter revised by the Committee in 2003. The charter is attached as Appendix A.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002. The Committee has also recommended the selection of KPMG LLP as the Company’s independent auditors for 2003.

William D. Ruckelshaus	Robert J. Herbold
Chairman

Martha R. Ingram	Donald F. Mazankowski

Compensation Committee Interlocks and Insider Participation

Messers. Kieckhefer, Langbo and Sullivan and Ms. Piasecki served as members of the Compensation Committee during 2002. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2002 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)(2)

S.R. Rogel	2002	1,100,000	500,000	—	None	175,000	None	8,400
Chairman/	2001	1,073,077	950,000	—	None	200,000	None	66,900
President/CEO	2000	1,000,000	1,900,000	291	None	175,000	None	234,430

W.R. Corbin	2002	534,000	173,550	—	None	47,000	None	8,400
Executive VP	2001	528,077	347,100	21	None	50,600	None	9,900
	2000	512,788	721,952	—	None	38,000	None	32,969

W.C. Stivers	2002	473,000	141,900	—	None	44,000	None	8,400
Executive	2001	467,615	283,800	—	None	45,600	None	9,900
VP/CFO	2000	453,677	595,012	340	None	31,000	None	9,430

M.R. Onustock(3)	2002	455,463	127,270	18,322	None	None	None	5,866,294
Senior VP

M.D. Cooper(3)	2002	425,736	108,135	17,381	None	None	None	5,419,062
Senior VP

(1)	Amounts in this column are: (a) that portion of interest above market rates (as defined by the SEC) paid on that compensation voluntarily deferred by the individuals; and (b) tax gross-up payments.

(2)	Amounts in this column are: (a) the Company contribution to qualified 401(k) and profit sharing plan accounts; (b) the premium amount credited to the executive’s deferred compensation account based on the bonus amount deferred as common share equivalents; (c) company contributions to deferred compensation plan; and (d) payments to former Willamette executives associated with change-in-control of Willamette.

(3)	Messrs. Onustock and Cooper joined the Company in 2002.

Comparison of Five-Year Cumulative Total Return

Weyerhaeuser Company, S&P 500, and S&P Paper and Forest Products Group

Assumes $100 invested on December 31, 1997 in Weyerhaeuser common stock, S&P 500, and companies that comprises S&P’s Paper and Forest Products Index on December 31, 2001, excluding Willamette Industries.

-	Total return assumes dividends are reinvested quarterly.
-	Market returns are adjusted for spinoffs and/or any other special dividends.
-	Measurement dates are the last trading day of the calendar year shown.
-	The S&P Paper and Forest Products Index, which the company has used for a number of years as the published industry index for comparison of cumulative total returns, was discontinued as of December 31, 2001. The following companies, which previously constituted the group of companies in that index, constitute the Comparator Group in this chart: Boise Cascade, Champion, Georgia-Pacific, International Paper, Louisiana Pacific, Mead Westvaco and Potlatch.

Option/SAR Grants In Last Fiscal Year

	Individual Grants
Name (A)	No. of Securities Underlying Options/SARs Granted(1)(#)(B)	% of Total Options/SARs Granted to Employees in Fiscal Year (%)(C)	Exercise or Base Price ($)(D)	Expiration Date (E)	Grant Date Present Value(2) ($)(F)

S. R. Rogel	175,000	5.77	61.25	02/12/12	4,094,000
W. R. Corbin	47,000	1.55	61.25	02/12/12	1,035,782
W. C. Stivers	44,000	1.45	61.25	02/12/12	933,432
M.R. Onustock	None	—	—	—	—
M.D. Cooper	None	—	—	—	—

(1)	Options granted in 2002 are exercisable starting 12 months after the grant date, with 25 percent of the option shares becoming exercisable at that time and an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

•	An exercise price of $61.25, which equals the fair market value of the underlying stock on the grant date.

•	An option term of ten years.

•	An interest rate of 4.91 percent, which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

•	Volatility of 38.38 percent calculated using daily stock prices for the three-year period prior to the grant date.

•	Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

The ultimate values of the options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise(1) (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised in-the-Money Options/SARs at FY-End(2)
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

S.R. Rogel	—	—	—	910,000	—	—
W.R. Corbin	45,000	670,976	45,000	210,490	133,088	—
W.C. Stivers	32,000	617,000	—	182,200	—	—
M.R. Onustock(3)	—	—	—	101,490	—	—
M.D. Cooper(3)	—	—	22,818	89,188	172,732	—

(1)	Number of securities underlying options/SARs exercised.

(2)	Based on a fair market value at fiscal year end of $48.77.
(3)	In connection with the acquisition by the Company in 2002 of Willamette Industries, Inc., options to purchase shares of Willamette Industries, Inc. stock held by Messrs. Onustock and Cooper were converted into options to purchase Company stock.

Pension Plan Table

	Estimated Annual Retirement Benefit(1)

Average Annual Compensation during Highest 5 Years	Years of Service
	7	15	20	25	30	35

$ 350,000	36,733	78,713	104,950	131,188	157,425	183,663
400,000	42,158	90,338	120,450	150,563	180,675	210,788
450,000	47,583	101,963	135,950	169,938	203,925	237,913
500,000	53,008	113,588	151,450	189,313	227,175	265,038
550,000	58,433	125,213	166,950	208,688	250,425	292,163
600,000	63,858	136,838	182,450	228,063	273,675	319,288
700,000	74,708	160,088	213,450	266,813	320,175	373,538
800,000	85,558	183,338	244,450	305,563	366,675	427,788
900,000	96,408	206,588	275,450	344,313	413,175	482,038
1,000,000	107,258	229,838	306,450	383,063	459,675	536,288
2,000,000	215,758	462,338	616,450	770,563	924,675	1,078,788
3,000,000	324,258	694,838	926,450	1,158,063	1,389,675	1,621,288

(1)	Estimated annual benefits payable upon retirement at age 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

The Company’s Retirement Plan for Salaried Employees (the “Retirement Plan”) is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the ten calendar years before retirement multiplied by years of credited service, plus (ii) .45% of such highest average annual salary in excess of the participant’s Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $160,000 (subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company’s incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits that exceed the Internal Revenue Code limitations described above.

If each of the executive officers named in the Summary Compensation table had retired in 2002, the five-year average compensation used to calculate retirement benefits would average 114% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $2,045,000, W.R. Corbin, $874,067, W.C. Stivers, $751,363, M.R. Onustock, $526,133 and M.D. Cooper, $446,000. The credited years of service for those individuals in the table are, respectively, 30.6, 15.5,32.2, 30.0 and 22.7 years.

Change in Control and Severance Agreements

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated (i) by the Company or its successor for reasons other than cause, mandatory retirement, disability or death, or (ii) by the officer if there has been (a) a material reduction in the officer’s position or reporting responsibilities existing prior to the change in control; (b) a requirement that the officer be based in a location that is at least 50 miles farther from the company’s headquarters than was the officer’s primary residence immediately prior to the change in control; (c) a reduction by the company in the officer’s base salary as of the effective date; (d) a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or (e) a material reduction in the officer’s level of participation in any of the company’s short- or long-term incentive compensation plans. In these circumstances, the officer will receive (1) an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control; (2) three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs; (3) an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; (5) continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years; (6) full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; (7) an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer’s termination, and (8) an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $10,000 in which case the officer’s benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes. In addition, in accordance with the terms of the company’s long term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer shall become exercisable.

The agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to (1) one and one-half times the highest base salary rate paid to the executive prior to termination; (2) one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs; (3) the amount of the executives unpaid base salary and accrued vacation pay through the date of termination; (4) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and (5) a payment of $3,000 for health care insurance premiums under COBRA. The severance benefit payable to Mr. Rogel where there is no change in control is the same as described above except that the amount in (1) is two times the highest base salary rate and the amount in (2) is two times the target annual bonus.

Pursuant to an agreement with Mr. Corbin, the Company’s Executive Vice President, Wood Products, who joined the Company in 1992, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan, but providing that during his first five years of service with the Company, he will receive two years of service credit for vesting and benefit calculation for each year of service with the Company. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

Pursuant to an arrangement with Mr. Onustock, who became the Company’s Senior Vice President, Pulp, Paper and Containerboard Manufacturing and Engineering in 2002, his initial annual salary is $520,000, he is a participant in the incentive compensation plan for the Company’s senior executives and, beginning in 2003, will be eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also will be eligible to participate in the Company’s deferred compensation program, will become a participant in the Company’s Supplemental Retirement Program and will be entitled to other benefits generally available to the Company’s top management team. The Company also will pay Mr. Onustock approximately $4,700 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings, automobile and will pay travel expenses during that period for travel to his home in Oregon.

Pursuant to an arrangement with Mr. Cooper, who became the Company’s Senior Vice President, Pulp, Paper and Containerboard Manufacturing and Engineering in 2002, his initial annual salary is $486,000, he is a participant in the incentive compensation plan for the Company’s senior executives and, beginning in 2003, will be eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also will be eligible to participate in the Company’s deferred compensation program, will become a participant in the Company’s Supplemental Retirement Program and will be entitled to other benefits generally available to the Company’s top management team. The Company also will pay Mr. Cooper approximately $4,500 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings, automobile and will also pay travel expenses during that period for travel to his home in South Carolina.

Pursuant to an agreement with Mr. Rogel, who became the Company’s President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive compensation plan for the Company’s senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company’s annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board’s evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 2000 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company’s deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company’s Long-Term Incentive Compensation Plan. He is also entitled to other benefits generally available to the Company’s top management team and is subject to the share ownership guidelines for those employees.

Pursuant to the agreement with Mr. Rogel, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. He received relocation benefits under the company’s employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

Item 2—Shareholder Proposal Relating to the Chairman of the Board Position

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: The shareholders of Weyerhaeuser (“Company”) urge the Board of Directors to amend the Company’s by laws to require that an independent director – as defined by the rules of the New York Stock Exchange (“NYSE”) – who has not served as an officer of the Company be its Chairman of the Board of Directors.

SUPPORTING STATEMENT: The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have proposed new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer.

We respectfully urge the board of our Company to dramatically change its corporate governance structure and the public’s perception of it by having an independent director serve as its Chairman.

In 1996, a blue ribbon commission on Director Professionalism of the National Association of Corporate Directors recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and providing continuous ongoing feedback; chairing executive sessions of the board; setting the agenda with the CEO, and leading the board in anticipating and responding to crises.”

The Company’s Response to the Shareholder Proposal—Item 2

The Board and management share investors’ view that every company needs a strong, independent Board of Directors that can exercise its fiduciary obligation to provide oversight of the corporation and ensure that management acts in the best, long-term interests of the shareholders. However, the Board believes this can be accomplished without the need to have an independent director serve as Chairman of the Board and that adoption of this practice is simply not warranted when a combination of other practices can enable the Company to more cost-effectively achieve the same goal.

The Securities and Exchange Commission, the New York Stock Exchange, NASDAQ and the federal legislature have all proposed regulations and best practices regarding corporate governance practices, though none has proposed that the Chairman should be an independent director. The Company has in place many of the practices recommended by these bodies. For example, the Company’s Board of directors is comprised of 12 directors, of whom 11 are independent directors. The outside directors meet on a regular basis in separate executive session and without the Chairman or other Company officers present. The directors choose the independent director who will chair the session and provide ongoing feedback to the CEO following the executive session. The Board also has a Corporate Governance Committee, which is comprised entirely of independent directors, and which organizes the Board’s evaluation of the CEO. In addition, the Board’s Compensation Committee, which is comprised entirely of independent directors, determines the CEO’s compensation based on the Board’s evaluation of the CEO. The Board’s Audit Committee, which is comprised entirely of independent directors, takes an active role in reviewing the Company’s financial statements, risk profile and compliance efforts. The Chairman of the Board’s Executive Committee, which has the powers and authority of the Board in between Board meetings and can be convened to respond to crises, is an independent director

The Board is comprised of strong and independent directors who are or have recently been leaders of major companies and institutions and who are independent thinkers with a wide range of experiences and skills. The Board determines what information it needs from management and requests that the Chairman arrange meetings, establish agendas and provide the requested presentations and information. The Board believes that it is more effective to have the CEO fill this role and that having the CEO as Chairman does not compromise the Board’s decision making process.

In January of this year, the Conference Board’s blue ribbon Commission on Public Trust and Private Enterprise (the “Commission”) presented its finding and recommendations regarding corporate governance in Corporate Governance: Principles, Recommendations and Specific Best Practice Suggestions. The Commission noted in its report that board structures vary greatly among US corporations and no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success. The Board periodically reevaluates its structure and performance, and recently completed such an evaluation. The Board believes that at this time its current structure is effective to ensure proper oversight of the Company and it is not necessary to have an independent director serve as Chairman.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 3—Shareholder Proposal Relating to Accounting for Stock Options

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: That the shareholders of Weyerhaeuser Corporation (“the Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

STATEMENT OF SUPPORT: Current accounting rules give companies the choice of reporting stock option expenses annually in the company’s income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation, and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10 percent. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

“There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness.

Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings. . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free. . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?”

Many companies have responded to investor’s concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca-Cola, the Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements.

Our Company has yet to act.

WE URGE YOU TO VOTE FOR THIS PROPOSAL.

The Company’s Response to the Shareholder Proposal—Item 3

The Board and management understand and share investors’ need for a conservative and accurate picture of our operational earnings and the true cost of executive compensation programs. At the same time, we believe that investors have an equally compelling need for financial statements that allow accurate comparisons between companies of similar size or industry.

Current accounting rules give companies the choice of accounting for stock options using the intrinsic value method of accounting, which generally results in no expense for stock option awards, or the fair value method of accounting, which generally results in expense recognition. Accounting rules further require that the effect of the fair value method of accounting be disclosed in the footnotes to the financial statements if the intrinsic value method is used.

Weyerhaeuser, along with more than 99% of U.S. publicly traded companies and all forest products companies, accounts for employee stock-based compensation, including stock options, using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Because options granted to Company employees under the Company’s option plan must be granted at the market price of the stock on that date, historically, our option awards have had zero intrinsic value on the date of grant.

The fair value method, prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Compensation,” (“SFAS No. 123”) computes compensation expense based on the fair value of the option at the date of grant. “Fair value” is determined using an option-pricing model that takes into account various factors in estimating a value. However, no single methodology is mandated for computing fair value and the provisions of SFAS No. 123 related to the fair value calculation are subject to wide interpretation, which can have a material effect on the calculation of expense. Although a number of larger companies have adopted SFAS No. 123, the methodologies used by these companies to compute fair value varies widely. The Company believes that it is important to give shareholders the information necessary for them to understand the effect of option grants on Company earnings. Notes 1 and 20 of the notes to the Company’s consolidated financial statements, clearly describe the assumptions used to determine the value of the options and disclose that use of the fair value method of accounting would have had an effect of 14 cents per share in fiscal 2002.

The Company believes it is generally in the best interest of shareholders to follow the most widely used industry practice when given a choice under accounting rules. While several major U.S. companies have announced plans to change their method of accounting for employee stock options to the fair value method, it is still unclear if this practice will become standard and, if so, what valuation method will become standard. Recognizing that there has been a lack of consistency in reported results as companies have implemented SFAS No. 123, the Financial Accounting Standards Board (“FASB”) recently issued new rules on transition to this accounting method. It also has announced its intent to decide in the first quarter of 2003 whether it will formally reconsider current accounting rules for stock-based compensation. In speeches in late 2002, Robert Herz, FASB’s chairman stated that the issue is not curbing abuses of excessive executive compensation, but sound accounting and informative disclosure.

Until the FASB has decided whether to reconsider the accounting rules and there is at least some consensus among companies and the accounting profession regarding the implementation of SFAS No. 123, implementation at the Company may lead to financial statements that are not comparable to its peers or other companies within its industry. Consequently, the Board has determined that the intrinsic value method is the preferable choice, both because it is currently the most widely used standard and because it provides shareholders with complete information to evaluate the company with or without the inclusion of stock options as an expense. The face of the income statement does not include an expense for options under this method, but the effect of the potential expense is clearly disclosed in the notes to the consolidated financial statements giving the investor a clear understanding of the effect of options on Company earnings.

The Board intends to monitor closely the FASB’s continued actions on this accounting methodology. Once the accounting rules clearly define the transition provisions and valuation methodology for this accounting change, the Board will reconsider the Company’s accounting policy. The Company shares the desire to have conservative, comparable and accurate accounting policies implemented in a prudent manner with full and complete information. The

Board believes the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options and await consensus.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 4—Shareholder Proposal Relating to a Shareholder Rights Plan

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

SHAREHOLDER VOTE ON POISON PILLS

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This topic won an average 60%-yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

A 2001 study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999. The report is titled, “Corporate Governance and Equity Prices,” July 2001, by Paul A. Gompers, Harvard University, Joy L. Ishii, Harvard University and Andrew Metrick, The Wharton School, University of Pennsylvania.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. Source: “Putting a Value on Governance,” Directors & Boards, Spring 1997.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation. The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors’ recommendation is documented in the Council’s Corporate Governance Policies,” approved March 25, 2002, on page 2. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

Shareholder Vote on Poison Pills – Yes on 4

The Company’s Response to the Shareholder Proposal—Item 4

The directors believe that adoption of this proposal is both unnecessary and ill-advised. The proposal is unnecessary because the Company does not currently maintain a shareholder rights plan (sometimes called a “poison pill”); nor is the Board proposing the adoption of one at the present time. The proposal is ill-advised because circumstances could arise in the future when the adoption of a rights plan would be an important tool for protecting the interests of the Company’s shareholders, which is the directors’ primary obligation. Requiring shareholder approval prior to the adoption of a rights plan would significantly impair the directors’ ability to use a rights plan to protect shareholder interests, and could entirely preclude the directors’ use of such a plan. In addition, it may be illegal under state law to impede the directors’ ability to carry out their statutory responsibilities for issuance of Company securities and to act in the best interest of shareholders.

The supporting statement suggests that if the directors were to institute a rights plan the Company automatically would not be practicing good corporate governance, directors would be less accountable to shareholders and could adversely affect shareholder value. The Board understands that accountability of directors is critical and has taken steps to foster the accountability of its members. The Board is comprised (with one exception) of fully independent, outside directors. The directors also have aligned their interests with those of shareholders through the directors’ compensation program. The fact that a substantial amount of the directors’ compensation is equity-based provides a continuing incentive to the directors to promote the Company’s long-term success.

The directors do not currently plan to institute a rights plan and would do so only after careful deliberation, in light of all existing circumstances, and in the exercise of the Board’s fiduciary duties. The directors believe that a shareholder rights plan is not designed, and if adopted would not be intended, to prevent an unsolicited, non-abusive offer to acquire the Company at a fair price. A rights plan would not affect any takeover proposal the directors believe to be in the best interests of shareholders. It simply would preserve and the maximize the Company’s value for all shareholders.

Our directors believe that their ability to adopt a rights plan serves the best interests of the Company and its shareholders. In recommending a vote against the proposal, the directors have not decided that a rights plan should be adopted by the Company. The recommendation against the proposal is based on the directors’ belief that it would be unwise to curtail their ability to adopt a plan if it were in the best interests of all Weyerhaeuser shareholders.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 5—Shareholder Proposal Relating to a Classified Board

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: That Weyerhaeuser stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.”

SUPPORTING STATEMENT: Our company’s board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

Last year, and in 2000, clear majorities of voting Weyerhaeuser shareholders supported this resolution. The board failed to adopt this proposal.

Weyerhaeuser seems to live in the Old Economy that survived on seemingly endless natural resources and government subsidy. I believe the New Economy, including an increasingly “green” public, has grown restive with Weyerhaeuser.

“Weyerhaeuser gets forested land, but what do taxpayers end up with?” declared a major series by the Seattle Times. (Sept. 27 – Oct. 1, 1998) A General Accounting Office report released in July, 2000, detailed corrupted trading practices, including one involving Weyerhaeuser; the resulting national media attention, I believe, further damaged our company’s reputation. (“BLM and the Forest Service,” dated June 2000, GAO/RCED-00-73 Land Exchanges, at http://www.gao.gov/new.items/rc00073.pdf

I believe long-term profitability rests on integrity. I believe that improving accountability of directors to shareholders is essential to improving integrity at Weyerhaeuser

I urge you to vote FOR this resolution.

The Company’s Response to the Shareholder Proposal—Item 5

The Company recognizes that many shareholders, particularly institutional shareholders, would prefer that we institute a different structure for director terms. The outside directors of the Company’s Board of Directors have independently considered these views assisted by Weyerhaeuser’s outside legal and financial advisors. After careful consideration, the directors determined that retention of the classified board is in the best interest of the Company and its collective shareholders.

The supporting statement implies that the Company and its management do not have integrity and argues that annual elections can improve board accountability to shareholders and integrity at the Company, which will result in increased shareholder value. From the directors’ perspective, a classified board structure provides for continuity of knowledge and experience on a board, which is very important to its effective operation and to the enhancement of shareholder value. Continuity provides an important stabilizing and beneficial effect on the management of the business and affairs of the Company and contributes to more effective long-term planning and strategic thinking.

Understanding that accountability of directors is critical, however, the Board has taken steps to foster the accountability of its members. First, other than the Chairman, the Board is comprised of fully independent, outside directors. Second, the Board has taken steps to align the directors’ interests with those of shareholders through the directors’ compensation program. A substantial amount of each director’s compensation is automatically placed in a common share equivalents account under a fee deferral plan, and is payable, based on the value of the Company’s common stock, only after termination of the director’s board service. This equity-based compensation provides a continuing incentive to the directors to promote the Company’s long-term success.

Classified board structures were put in place to protect companies against corporate raiders who took advantage of the lack of anti-takeover devices to profit from quickly acquiring and dismantling companies. The directors believe that the cyclicality of the forest products industry could encourage similar raiding activity. The directors also believe these factors indicate clearly why virtually all of the companies in this industry (as well as a substantial majority of S&P 500 companies) have classified boards. Because of our experience in the Willamette transaction last year and other factors, the directors believe that it is important to have in place protections that force a bidder to negotiate with the board of a target company.

The supporting statement implies that Company has lived off the endless destruction of natural resources and government subsidies and that annual election of directors would somehow result in a change in our Company’s environmental commitment or practices. Weyerhaeuser is proud of its long history as a leader in sustainable management of timberlands and of its environmentally responsive practices. The company adheres to the requirements of the Sustainable Forestry Initiative® (“SFI”)in managing its timberlands. SFI is an independent standard, overseen by a governing board consisting of a balance of conservation organizations, academia, the forest industry and large and small forest landowners. In addition, since 1900 the Company has led many important developments in sustainable forestry, including long-term forest ownership, cooperative wild fire prevention, prompt reforestation, high yield practices and protection of water, wildlife and other natural resources. Our Company was among the first forest products companies to adopt an environmental policy over 30 years ago. Since then, in addition to commitments to reduce pollution, conserve natural resources and practice sustainable forestry, our Company has made a commitment to ensure that all of our operations, including timberlands, implement environmental management systems consistent with the ISO 14001 standard. As of the end of 2002, 81 percent of the Company’s timberlands have been certified to the ISO 14001 Environmental Management System standard, and most have also been certified to either the Sustainable Forestry Initiative® or the Canadian Standards Association’s Sustainable Forest Management System standard.

Weyerhaeuser’s environmental stewardship practices resulted in the Company being included in the Dow Jones Sustainability World Index for two years in a row, noted as the top North American company in Innovest’s Forest Product’s Industry Ecovalue 21TM March 2000 report, determined to be the “sustainability leader” for the forest products industry sector by SAM Research in October 2001, recognized in a December 2001 Financial Times Survey of CEO’s as a top company in all industry for its environmental management and chosen as the recipient of numerous environmental awards. The Company takes environmental stewardship seriously, and the examples just cited provide ample validation of that commitment.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 6—Shareholder Proposal Relating to Environmental Reporting

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

ENVIRONMENTAL REPORTING—WEYERHAEUSER

Whereas, the Sierra Club agrees with the finding of the March 2001, “Environmental Ethics and Corporate Responsibility” report, issued by DuPont Chemical Company, the companies that “Numerous studies have shown that companies with strong environmental records experience superior financial performance;” and,

Whereas, Weyerhaeuser is the world’s largest producer of softwood and hardwood lumber, the world’s largest producer of engineered lumber products, the world’s largest producer of softwood market pulp, the world’s second-largest producer of uncoated freesheet paper, and the world’s second-largest producer of containerboard and Kraft paper; and,

Whereas, according to Weyerhaeuser’s website, “Weyerhaeuser uses a system of rail, truck and ocean-going carriers to deliver its products to market;” a June 6, 2001, National Academies of Science Press Release accompanying their “Climate Change Science (2001)” report states “Based on assumptions that emissions of greenhouse gases will accelerate and conservative assumptions about how the climate will react to that, computer models suggest that average global surface temperatures will rise between 2.5 and 10.4 degrees Fahrenheit (1.4 and 5.8 degrees Celsius) by the end of this century;” We believe that We believe that Weyerhaeuser is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of greenhouse gases that cause climate change; and,

Whereas, we believe that the Forest Stewardship Council, an international non-profit standard-setting organization, provides a credible means of assurance that timber products meeting its standards come from well-managed forests, and only products from certified forests are eligible to carry the FSC logo; According to a January 2, 2003 Wall Street Journal article, “Home Depot, which has about 1,450 big orange stores, also has been trying to sell more wood certified by the Forest Stewardship Council. Consumers looking for ‘green’ lumber can spot it bearing an “FSC” logo. In 2002, Home Depot sold $250 million of FSC lumber, up from only $15 million in 1999, making it the largest retailer of FSC wood in the U.S., according to Home Depot.”

THEREFORE, BE IT RESOLVED that the shareholders request that Weyerhaeuser provide, at reasonable cost and without disclosing confidential information, an annual report to shareholders, posted on its website sixty days prior to the annual meeting, which describes for the previous calendar year each of the following:

•	All fines and penalties assessed against and/or paid by Weyerhaeuser, under state or federal environmental laws or regulations.

•	A list disclosing the amount of greenhouse gases (including, but not limited to, carbon dioxide, methane, nitrous oxide, ozone, hydrofluorocarbons (HFCs), perfluorocarbons (PFCs), and sulfur hexafluoride (SF6)) emitted by Weyerhaeuser.

•	The feasibility of having our company’s timber operations and products certified as meeting the standards of the Forest Stewardship Council, on or before January 1 of 2004.

We believe your vote FOR this resolution serves the best interest of the Company and its shareholders.

The Company’s Response to the Shareholder Proposal—Item 6

The Company takes environmental stewardship seriously and is proud of its long history of environmentally responsive practices. Under the Company’s environmental policy, all employees are required to work to ensure Weyerhaeuser complies with applicable environmental laws and regulations and to continually improve Weyerhaeuser’s environmental performance. The Company’s goals are to:

•	Practice sustainable forestry

•	Reduce pollution

•	Conserve natural resources through recycling and waste reduction.

Information about the Company’s environmental practices and positions on environmental issues is available on the Company’s web site and in its periodic reports. We believe the Company’s current practices make adoption of the shareholder’s proposal unnecessary and that the proposal unwisely seeks to divert the Company from its established strategies and approaches.

The Company currently describes any federal, state or local administrative or judicial proceeding regarding environmental matters, including any fines and penalties arising from such proceedings, in compliance with the disclosure rules of the Securities and Exchange

Commission. This information is available in the Company’s annual report to shareholders as well as the Company’s annual environment, health and safety performance report.

Global climate change is an important international issue in which forestry and forest products can make a significant contribution. The Company fully supports the efforts of the American Forest & Paper Association, the Canadian Pulp and Paper Association and the Pew Center on Global Climate Change in their efforts to seek equitable, balanced solutions for global climate change. In connection with these efforts, the Company engages in a number of on-going activities, such as environmental management and forest stewardship, that contribute to solutions for global climate change and the reduction of greenhouse gas emissions. Examples include:

•	Improving energy efficiency through investments in innovative and alternative energy technology.

•	Practicing sustainable forestry, where carbon dioxide is sequestered in standing timber and soils.

•	Reducing reliance on fossil fuels by producing two-thirds of our energy requirements from greenhouse gas-neutral biomass fuels recovered from our manufacturing processes.

•	Improving utilization of harvested timber.

Moreover, as a member of the American Forest & Paper Association, we will be participating in the Association’s commitment to reduce greenhouse gas intensity by 12% by 2012 under the Administration’s Climate Vision Initiative.

To assure customers and shareholders that Weyerhaeuser products come from sustainably managed forests and are produced in an environmentally responsible way, Weyerhaeuser has made a commitment to ensure that all of our operations, including timberlands, implement environmental management systems. The Company has chosen to use the ISO 14001 Environmental Management System standard, which is the world’s most widely recognized standard for environmental management systems and is a globally accepted standard that is well suited to large-scale forestry and manufacturing, such as our operations in the United States, Canada, Europe and the Southern Hemisphere. As of the end of 2002, 81 percent of the Company’s timberlands and 7 percent of the Company’s manufacturing facilities have been certified to the ISO 14001 standard. In addition, the Company adheres to the Sustainable Forestry Initiative® (“SFI”), which is the second most widely used certification standard in North America. SFI is an independent standard, overseen by a governing board consisting of a balance of conservation organizations, academia, the forest industry and large and small forest landowners. Most of Weyerhaeuser’s forest lands have also been certified to either SFI or the Canadian Standards Association’s Sustainable Forest Management System standard.

The Company believes that the report requested in the shareholder proposal is either redundant with reports currently generated by the Company or would require the Company to incur substantial administrative costs without adding any incremental value to the information already furnished to shareholders.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, CH 1N27, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Policy On Confidential Proxy Voting and Independent Tabulation and Inspection of Elections

The Board of Directors, on February 12, 1991, adopted the following Confidential Voting Policy:

It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation’s Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors’ knowledge after diligent inquiry, carried out in compliance with this policy.

The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

In the event of any solicitation of a proxy (a “proxy contest”) with respect to any of the securities of this corporation by a person (the “proponent”) other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

Relationships with Independent Public Accountants

The firm of KPMG LLP, independent public accountants, audited the accounts of the Company and subsidiaries for 2002 and has been selected to do so for 2003. Representatives of KPMG LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Company was billed for professional services provided during fiscal year 2002 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount

Audit Fees(1)	$3,271,000
Audit Related Fees(2)	$254,500
Tax Fees	$0
All Other Fees(3)	$11,000
Total	$3,536,500

(1)	Fees in connection with the audit of the Company’s annual financial statements for the fiscal year ended December 29, 2002, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2002 fiscal year, and comfort letters.

(2)	Fees rendered for services in support of employee benefit plan audits.

(3)	Fees rendered for accounting assistance for a foreign entity. Such fees relate to services rendered for a subsidiary in Mexico prior to KPMG’s engagement as the Company’s independent accountant on April 16, 2002. The accounting service relationship was severed when KPMG became the Company’s independent accountant.

The firm of Arthur Andersen LLP audited the accounts of the Company and subsidiaries for fiscal 2001, but was replaced by KPMG LLP effective April 16, 2002 with the recommendation and approval of the Audit Committee of the Board and the Board as a whole. The decision to change auditors was not the result of any disagreement between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report of Arthur Anderson LLP on the Company’s financial statements for fiscal 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The Company authorized Arthur Anderson LLP to respond fully to any inquiries of KPMG LLP regarding the audit conducted by Arthur Anderson LLP of the Company’s fiscal 2001 financial statements.

Expenses of Solicitation

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $16,000 for assistance by Mellon Investor Services LLC in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

Other Business

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

Future Shareholder Proposals and Nominations

Shareholder proposals intended to be presented at the Company’s 2004 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 9777, Federal Way, WA 98063-9777, attention of the Corporate Secretary, on or before November 6, 2003.

The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever first occurs. Any notice to the Secretary must include: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

To be brought before an annual meeting by a shareholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a shareholder if the shareholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or publicly disclosed was made, whichever first occurs. Any notice to the Secretary must include as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company that are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 2003 annual meeting of shareholders was made in the enclosure with the dividend, which was mailed to shareholders in December, 2002. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2003 annual meeting is April 13, 2004.

For the Board of Directors

CLAIRE S. GRACE

Corporate Secretary

Federal Way, Washington

March 6, 2003

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing to Weyerhaeuser Company, EC2-2D6, P.O. Box 9777, Federal Way, WA 98063-9777.

Appendix A

Audit Committee

of the Board of Directors

of Weyerhaeuser Company

Membership

The Committee will consist of no fewer than three directors.

Qualifications of members: The Committee will be comprised entirely of independent directors and at least one member of the Committee will serve concurrently on the Corporate Governance Committee. Each member of the Committee shall be financially literate and at least one member of the Committee must satisfy the requirements of the New York Stock Exchange and the SEC rules regarding “financial expertise,” as determined by the Board of Directors.

Appointment and removal of members: By the Board of Directors, considering the recommendation of the Corporate Governance Committee.

Purpose of the Committee

The Audit Committee is designed to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the company, including the Company’s compliance with legal and regulatory requirements, and such other duties as directed by the Board of Directors. The Committee has sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s independent auditors, including the approval of any significant non-audit relationship.

Goals and Responsibilities

To carry out its responsibilities, the Committee will:

1.	Retain and replace, if necessary, the Company’s independent auditors.

2.	Annually review (a) the independent auditors report on the firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, (c) all relationships between the firm and the Company, and (d) the qualifications, performance and independence of the firm.

3.	Discuss the annual audited financial statements with management and the independent auditor and discuss with the independent auditor the matters required to be discussed by relevant auditing standards and recommend to the Board of Directors whether, based on such reviews and discussions, the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review with the independent auditor outcomes of the audit, including their conclusions, significant findings, and recommendations, and related management responses and any problems or difficulties with management’s response.

5.	Discuss the unaudited quarterly financial statements with management and the independent auditor.

6.	Discuss with management, internal audit and the independent auditor prior to release earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This responsibility may be delegated to the Committee chairman. Committee members may participate in such discussions at their discretion.

7.	Review annual audit plans of the Director of Internal Audit and the independent auditor.

8.	Review the effectiveness of the Company’s system of internal controls.

9.	Review legal and regulatory matters that may have a material effect on the Company’s financial statements and related Company compliance policies and programs.

10.	Discuss with management, internal audit and the independent auditor the Company’s policies with respect to assessing and managing risk.

11.	Assess the performance of the internal audit function, at least annually.

12.	Prepare the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

13.	Meet separately with Internal Audit and the Independent auditor after each regular Committee meeting (at least three times a year), and periodically, with the Company’s management.

14.	Recommend to the Board of Directors policies for the Company’s hiring of employees or former employees of the independent auditor.

15.	As appropriate, obtain advice and assistance of outside legal counsel, accounting resources or other advisors.

16.	Assess the effectiveness of the Committee, including the adequacy of the Committee’s charter, at least annually and recommend any proposed changes to the Board of Directors for approval.

17.	Work with the Corporate Governance Committee when it identifies and refers to the Committee any issues that could have a material financial effect on the Company.

18.	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Structure and Operations

The Board of Directors will appoint the chair of the Committee.

The Committee will meet at such times as it determines to be necessary or appropriate, but no fewer than three times per year.

The Committee will report to the Board of Directors with regard to any actions taken.

A representative of management will function as Committee support and be a liaison with management. The role of the management liaison will be to:

1.	Work with the Committee Chair and the CEO to establish an agenda for each meeting.

2.	Prepare briefing and pre-meeting reading materials for Committee members.

3.	Arrange for appropriate persons to present agenda items at Committee meetings or to be present for discussions with the Committee.

Audit Committee’s Role

The Committee’s job is one of oversight. While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management or the independent auditors or both as appropriate. In carrying out its oversight responsibilities, the Committee is not providing any professional certification or expert assurance as to the Company’s financial statements or as to the independent auditor’s work.

This proxy statement can be recycled. Thank you for recycling.

TO REACH CORPORATE

HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from city center, following the “Tacoma/Portland” signs. Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the “Tacoma/Portland” signs and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway, go past two streets on the right to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the light at S. 336th. Turn left, drive approximately 1 block, and turn right into the East Entrance and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Hiway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board of Directors recommends a vote “FOR” all nominees in Item 1			The Board of Directors recommends a vote “AGAINST” items 2, 3, 4, 5 and 6

ITEM 1. ELECTION AS DIRECTORS	FOR ☐	WITHHELD FOR ALL ☐	ITEM 2	SHAREHOLDER PROPOSAL – CHAIRMAN OF THE BOARD POSITION	FOR ☐	AGAINST ☐	ABSTAIN ☐	ITEM 5	SHAREHOLDER PROPOSAL – CLASSIFIED BOARD	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:
01 Richard F. Haskayne 02 Robert J. Herbold 03 Rt. Hon. Donald F. Mazankowski 04 Nicole W. Piasecki			ITEM 3	SHAREHOLDER PROPOSAL – ACCOUNTING FOR STOCK OPTIONS	FOR ☐	AGAINST ☐	ABSTAIN ☐	ITEM 6	SHAREHOLDER PROPOSAL – ENVIRONMENTAL REPORTING	FOR ☐	AGAINST ☐	ABSTAIN ☐
WITHHELD FOR: (Write that nominee’s name in the space provided below:)			ITEM 4	SHAREHOLDER PROPOSAL – SHAREHOLDER RIGHTS PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

☐

Signature	Signature	Date

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/wy

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the internet at www.weyerhaeuser.com

ANNUAL MEETING OF SHAREHOLDERS

APRIL 15, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, William D. Ruckelshaus and Martha R. Ingram, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Tuesday, April 15, 2003 at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Company Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

(Continued, and to be marked, dated and signed on the other side)

  Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Weyerhaeuser account online.

Access your Weyerhaeuser shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Weyerhaeuser, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect ® is currently only available for domestic individual and joint accounts.

• SSN

• PIN

• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

• SSN

• PIN

• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History

• Book-Entry Information

• Issue Certificate

• Payment History

• Address Change

• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time